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                                                                       Exhibit 4

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED OR DISPOSED OF EXCEPT PURSUANT TO REGISTRATION UNDER SUCH ACTS OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

                            SECURED PROMISSORY NOTE

$8,000,000.00                    Orem, Utah                          May 7, 2001


          FOR VALUE RECEIVED, the undersigned, Caldera International, Inc., a Delaware corporation ("Borrower"), promises to pay to The Santa Cruz Operation,
                       --------
Inc., a California Corporation ("Lender"), the sum of Eight Million Dollars
                                 ------
($8,000,000.00) in lawful money of the United States of America. Other than as provided below with respect to past due principal amounts, no interest shall accrue or be payable under this promissory note (this "Note"). Subject to
                                                       ----
applicable deductions described below, the principal of this Note shall be due and payable in four consecutive quarterly installments of $2 million each, with the first such installment due on the first day of the fifth, full Caldera Fiscal Quarter following the Effective Date. This note is a full recourse note with respect to the Borrower.

          All terms not otherwise defined herein shall have the meanings ascribed to them in that certain Agreement and Plan of Reorganization, dated August 1, 2000, among the Lender, the Borrower and Caldera Systems, Inc. (as amended, the "Reorganization Agreement").
              ------------------------

          Payment of this Note is secured by a Security Agreement executed on this date by Borrower and covering all of the assets of Borrower relating to Borrower's OpenServer Business. If action is instituted to collect this note, the Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in connection with such actions.

          All past due principal and accrued interest on this Note shall bear interest from maturity until paid at the lesser of (i) the rate of 10% per annum or (ii) the highest rate for which Borrower may legally contract under applicable law. All payments on past due principal and accrued interest hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

1.        Right of Offset and Reduction.  The principal amount of this Note
          -----------------------------
shall be reduced by an amount (the "Reduction Amount") equal to the sum of (i)
                                    ----------------
all Commit Transaction Receivables for which payment has not been received prior to the one-year anniversary of the Effective Time, plus (ii) 50% of Borrower's costs (excluding internal, employee costs) in collecting Commit Transaction Receivables during the period beginning on the Effective Time
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and ending on the one-year anniversary of the Effective Time; provided that if
Borrower forgives payment under or replaces any Commit Transaction Receivables without Lender's consent, no deduction relating to the non-payment of such forgiven or replaced Commit Transaction Receivables will be allowed. Borrower agrees to use commercially reasonable business practices in collecting the Commit Transaction Receivables. The Reduction Amount shall be applied first against the initial installment payment under this Note and then, to the extent necessary, shall be applied against the second, third and/or fourth installment payments, in that order.

2.        Prepayments.  This Note may be prepaid by Borrower in whole or in
          -----------
part without the consent of the holder and without prepayment penalty of any kind.

3.        Default; Remedies.  The entire unpaid balance of this Note shall
          -----------------
be immediately due and payable at the option of the holder hereof upon the occurrence of an Event of Default. For the purposes of this Agreement, an Event of Default shall have occurred if (i) the Borrower shall have materially failed to perform any covenant or other obligation hereunder, and such failure shall have continued for twenty (20) days after Borrower shall have received notice thereof, (ii) the Borrower shall commence a voluntary case or other proceeding seeking liquidation or other reorganization with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or (iii) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, liquidator, receiver, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days.

4.        No Waiver; Cumulative Rights.  No delay on the part of the holder of
          ----------------------------
this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

6.        Waiver.  Borrower and all endorsers, sureties and guarantors of this
          ------
Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the holder hereof.

7.        Collection Costs.  In the event that, upon an Event of Default, any
          ----------------
amount under this Note is collected in whole or in part through suit, arbitration or mediation, then and in any such case there shall be added to the unpaid principal balance hereof all costs of collection,

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

(including, but not limited to, reasonable attorneys' fees and expenses) whether or not suit is filed.

8.        Governing Law.  This Note shall be governed by and construed in
         -------------
accordance with the laws of the State of California.

9.        Venue.  The parties agree that any dispute regarding the
          -----
interpretation or validity of, or otherwise arising out of this Note, shall be subject to the exclusive jurisdiction of the California State Courts in and for Santa Clara County, California or, in the event of federal jurisdiction, the United States District Court for the Northern District of California sitting in Santa Clara County, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any case or proceeding out of such courts.

10.       Headings.  The headings of the sections of this Note are inserted for
          --------
convenience of reference only and shall not be deemed to constitute a part hereof.

11.       Usury.  All agreements between Borrower and the holder of this Note,
          -----
whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Borrower to the holder hereof relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the holder hereof, under any specific contingency, exceeds the highest lawful rate, Borrower and the holder hereof shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Borrower and the holder hereof.

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12.       Successors and Assigns.  All of the stipulations, promises and
          ----------------------
agreements in this Note made by or on behalf of Borrower shall bind the successors and assigns of Borrower, whether so expressed or not, and inure to the benefit of the successors and assigns of Borrower and Lender. Any assignee of Borrower or Lender shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof. Borrower shall not assign this Note or any of its rights, interests or obligations under this Note to any third party, other than by operation of law, without Lender's written consent, which shall not be unreasonably withheld.

13.       Severability.  In the event any one or more of the provisions
          ------------
contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.       Notices.  All notices and other communications hereunder shall be in
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writing or by telex, telegram or telecopy, and shall be deemed to have been duly made when delivered in person or sent by telex, telegram, telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States first class or registered or certified mail return receipt requested, postage prepaid, to a party at the address set forth below (which may be changed in accordance with these notice procedures):

       If to Lender:

          The Santa Cruz Operation, Inc.
          425 Encinal
          Santa Cruz, California 95061-1900
          Attention: Law and Corporate Affairs
          Fax:  (831) 427-5454

       with a copy (which shall not constitute notice) to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA 94304-1050
          Attention: Michael Danaher
          Fax:  (650) 493-6811

       If to Borrower:

          Caldera Systems, Inc.
          240 West Center Street
          Orem, Utah 84057
          Attention: Chief Executive Officer
          Fax:  (801) 765-1313

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       with a copy (which shall not constitute notice) to:

          Brobeck, Phleger & Harrison LLP
          370 Interlocken Boulevard, Suite 500
          Broomfield, Colorado 80021
          Attention: John E. Hayes, III
          Fax: (303) 410-2199

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          IN WITNESS WHEREOF, the undersigned has executed this Secured
Promissory Note on and as of the date first set forth above.

                              CALDERA INTERNATIONAL, INC.


                              By:/s/ Ransom  Love
                                 --------------------------
                                  Ransom Love


Agreed and Accepted:

THE SANTA CRUZ OPERATION, Inc.



By: ____________________________

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